CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 230 to Registration Statement No. 333-131820on Form N-1A of our report dated February 15, 2019, relating to the financial statements and financial highlights of the Power Dividend Index VIT Fund, Power Income VIT Fund, and Power Momentum Index VIT Fund, appearing in the Annual Report on Form N-CSR of the Funds for the year ended December 31, 2018, and to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in the Prospectus, and "Independent Registered Public Accounting Firm", “Other Service Providers”, and “Disclosures of the VIT Funds’ Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

April 17, 2019